Exhibit 10.1
AMENDMENT
TO
EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment to Executive Employment Agreement (this “Amendment”) is entered into by and among Allis-Chalmers Energy Inc., a Delaware corporation (“Allis-Chalmers”), AirComp LLC, a Delaware limited liability company, (the “Company”) and Terrence P. Keane (“Executive”).
RECITALS:
WHEREAS, the Company and Executive entered into that certain Employment Agreement dated as of July 1, 2007 (the “Agreement”); and
WHEREAS, Executive has been promoted to Senior Vice President—Oilfield Services of Allis-Chalmers; and
WHEREAS, Allis-Chalmers, the Company and Executive desire to amend such Agreement to reflect such promotion and to make such other changes as hereinafter provided.
NOW THEREFORE, in consideration of the premises and the respective covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. The word “Company” is hereby deleted in the definitions “Constructively Terminated” and “Disability” in Section 1 and in Sections 2, 7, 8, 9, 10 and 11 and replaced with the word “Allis-Chalmers.”
2. Section 3 of the Agreement is hereby deleted in its entirety and the following substituted in its place:
“Duties. Executive shall be employed as the Senior Vice President of Allis-Chalmers and shall report directly to the Chief Executive Officer of Allis-Chalmers and Board of Directors of Allis-Chalmers. Executive agrees to devote such time as is necessary to perform his duties attendant to his executive position with Allis-Chalmers, in a manner consistent with Executive’s employment prior to the date hereof. Executive shall be allowed to engage in other activities as an investor as well as participate in activities of charitable organizations of his choice so long as they do not materially interfere with his duties for Allis-Chalmers, in particular Executive is permitted to use two weeks of vacation to devote to service projects of his choice upon notifying the Chief Executive Officer or Chief Financial Officer of Allis-Chalmers.”
3. Section 5(a)-(d) of the Agreement is hereby deleted in its entirety and the following substituted in its place:
“Compensation and Benefits. In consideration for the services of Executive hereunder, Allis-Chalmers shall compensate Executive as follows (except as set forth herein, Executive acknowledges payment in full of all amounts due to him for services rendered prior to the date hereof):

(a) Salary. Allis-Chalmers shall pay Executive, every two weeks in arrears with its normal payroll procedures, a salary which is equivalent to an annual rate of $275,000 per annum less applicable statutory deductions and withholdings (the “Salary”) payable in accordance with Allis-Chalmers regular payroll procedures currently in effect. Any increase in the Salary shall be in the sole discretion of the Compensation Committee of the Board of Directors of Allis-Chalmers.
(b) Management Incentive Bonus. Executive shall be entitled to receive a bonus equal to (i) 50% of his annual base salary if the Company achieves its budgeted EBITDA goals for the six month period between January 1, 2008 through June 30, 2008, and (ii) 50% of his annual base salary if the Oilfield Services segment of Allis-Chalmers achieves its budgeted EBITDA goals for the six month period between July 1, 2008 though December 31, 2008. For fiscal years 2009 and 2010, Executive shall be entitled to a bonus equal to 100% of his annual base salary if the Oilfield Services segment of Allis-Chalmers meets its budgeted EBITDA goals established for those years. All EBITDA goals shall be as established by the Chief Executive Officer and Compensation Committee of Allis-Chalmers. Such bonus shall be paid annually within 30 days following Allis-Chalmers’ release of its audited financial statements for each fiscal year during the term hereof. Executive shall also be eligible to receive from Allis-Chalmers such other annual management incentive bonuses as may be provided in management incentive bonus plans adopted from time to time by Allis-Chalmers.
(c) Vacation. Executive shall be entitled to six (6) weeks paid vacation per year which shall include two weeks utilized for family service projects that do not interfere with Executive’s duties upon notification in advance to the Chief Executive Officer or Chief Operating Officer. Unless otherwise approved by the Chief Executive Officer or Chief Operating Officer of Allis-Chalmers, a maximum of ten days accrued vacation not taken in any calendar year shall be carried forward and may be used in the next subsequent calendar year. Executive shall schedule his paid vacation to be taken at times which are reasonably and mutually convenient to both Allis-Chalmers and Executive.
(d) Insurance Benefits. Allis-Chalmers shall provide accident, health, dental, disability and life insurance for Executive under the group accident, health, dental, disability and life insurance plans as may be maintained by Allis-Chalmers for its full-time, salaried Executives.
4. The Agreement, as amended by this Amendment, constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and all prior agreements, proposals, negotiations, understandings and correspondence between the parties in this regard, whether written or oral, are hereby superseded and merged herewith.
5. This Amendment may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

EXECUTED to be effective as of the 1st day of April, 2008.
ALLIS-CHALMERS:
ALLIS-CHALMERS ENERGY INC.,
a Delaware corporation
By: /s/ Theodore F. Pound III
Name: Theodore F. Pound III
Title: General Counsel & Secretary
EXECUTIVE:
/s/ Terrence P. Keane
Terrence P. Keane
COMPANY:
AIRCOMP LLC,
a Delaware limited liability company
By: /s/ Theodore F. Pound III
Name: Theodore F. Pound III
Title: Vice President & Secretary